Exhibit 10.4

SPX 2019 STOCK COMPENSATION PLAN

STOCK OPTION AWARD AGREEMENT

THIS STOCK OPTION AGREEMENT (the “Agreement”) is made between SPX Technologies, Inc., a Delaware corporation (the “Company”), and the Recipient pursuant to the SPX 2019 Stock Compensation Plan, as amended from time to time, and related plan documents (the “Plan”) in combination with an SPX Stock Option Summary (the “Award Summary”) to be displayed at the Fidelity website. The Award Summary, which identifies the person to whom the Options are granted (the “Recipient”) and specifies the date (the “Award Date”) and other details of this grant of Options, and the electronic acceptance of this Agreement (which also is to be displayed at the Fidelity website), are incorporated herein by reference. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Plan. The parties hereto agree as follows:

1. Grant of Options. The Company hereby grants to the Recipient, a non-qualified stock option to purchase the number of shares of Common Stock of the Company specified in the Award Summary (the “Award”) at a price per share equal to the Fair Market Value of a share of Common Stock on the date of grant, subject to the terms and conditions of the Plan and this Agreement. The Recipient must accept the Award within ninety (90) days after notification that the Award is available for acceptance and in accordance with the instructions provided by the Company. The Award automatically shall be rescinded upon the action of the Company, in its discretion, if the Award is not accepted within ninety (90) days after notification is sent to the Recipient indicating availability for acceptance. The Company shall maintain an account (the “Option Account” or “Account”) on its books in the name of the Recipient, which shall reflect the number of Options awarded to the Recipient.

2. Restrictions. The Options may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, whether voluntarily or involuntarily or by operation of law. The Recipient shall have no rights in the Common Stock underlying the Options until the vesting and subsequent exercise and delivery of the Common Stock or as otherwise provided in the Plan or this Agreement. The Recipient shall not have any voting rights with respect to the Options, nor shall the Recipient receive or be entitled to receive any dividends or dividend equivalents with respect to the Options.

3. Expiration Date. Subject to earlier expiration, forfeiture or termination as provided in the following Sections, the Options shall expire and be forfeited at the close of business on the business day immediately preceding the tenth anniversary of the Award Date (the “Stated Expiration Date”).

4. Vesting Period. Subject to the provisions of the Plan and this Agreement, unless they are vested or forfeited earlier as described in Section 5, 6, or 7 of this Agreement, as applicable, the Options shall become vested in equal one-third increments on the first, second and third anniversaries of the Award Date (each, a “Vesting Date”), subject to the Recipient’s continuous employment with a Subsidiary of the Company through the applicable Vesting Date, provided that the Committee, in its sole discretion, may accelerate the vesting of all or a portion of the Options, at any time and from time to time.

5. Vesting upon Termination due to Retirement, Disability or Death.

(a) Disability or Death. If the Recipient experiences a termination of Service by reason of Disability or death, then (i) any unvested Options shall become fully vested as of the date of such termination of Service without regard to the vesting restrictions set forth in Section 4 of this Agreement and (ii) vested Options shall remain exercisable for such period as provided in Section 9(e)(i).

(b) Retirement. If the Recipient experiences a termination of Service by reason of Retirement (as defined below), then a portion of the unvested Options (if any) shall become vested as of the date of such termination of Service without regard to the vesting restrictions set forth in Section 4 of this Agreement, with such portion vesting equal to the number of Options that would have vested on the next following Vesting Date (assuming the Recipient’s employment had continued through such Vesting Date) multiplied by a fraction, the numerator of which is the number of full months elapsed since the Tranche Beginning Date (as defined below), and the denominator of which is 12; provided, however, such numerator shall be zero if the termination of Service occurs within 90 days of the Tranche Beginning Date. Vested Options shall remain exercisable for such period as provided in Section 9(e)(iii), and any Options still unvested after giving effect to the preceding sentence shall be forfeited as of the date of the Recipient’s termination.

A Recipient shall be eligible for “Retirement” treatment for purposes of this Agreement if, at the time of the Recipient’s termination of Service, (i) the Recipient is age 60 or older, (ii) has completed ten years of Service with a Subsidiary of the Company (provided that the Subsidiary has been directly or indirectly owned by the Company or any predecessor of the Company for at least three years) and (iii) elects to retire by providing appropriate notice to the Human Resources department of the Subsidiary of the Company to which the Recipient is employed with. The “Tranche Beginning Date” shall be (X) the Award Date, if the termination of Service occurs prior to the first Vesting Date, or (Y) the most recent prior Vesting Date, if the termination of Service occurs after the first Vesting Date.

6. Forfeiture upon Termination due to Reason other than Disability or Death. Subject to Section 8, if the Recipient experiences a termination of Service for any reason other than the Recipient’s Disability or death, and subject to Sections 5(b) and 7, then the Recipient shall forfeit any unvested Options on the date of such termination of Service. Vested Options shall remain exercisable for such period as provided in Section 9(e)(ii) or 9(e)(v), as applicable.

7. Termination Without Cause Following Change of Control. Subject to Section 8, in the event the Recipient is terminated without Cause within two years following a Change of Control, then (i) any unvested Options shall become fully vested and exercisable as of the termination without Cause and shall cease to be subject to the restrictions set forth in Section 4 of the Agreement and (ii) vested Options shall remain exercisable for such period as provided in Section 9(e)(iv).

8. Effect of Change of Control. In the event of a Change of Control:

(a) No cancellation, termination, acceleration of exercisability or vesting, or settlement or other payment shall occur with respect to the Options if the Committee (as constituted immediately prior to the Change of Control) reasonably determines, in good faith, prior to the Change of Control that the Options shall be honored or assumed or new rights substituted therefor by an Alternative Award, in accordance with the terms of Section 13.5 of the Plan.

(b) Notwithstanding Section 8(a), if an Alternative Award meeting the requirements of Section 13.5 of the Plan cannot be issued, or the Committee so determines at any time prior to the Change of Control, any unvested Options shall become fully vested and exercisable immediately prior to the Change of Control.

(c) Notwithstanding Sections 8(a) and 8(b), the Committee (as constituted immediately prior to the Change of Control) may determine that all then-outstanding Options (whether vested or unvested) shall be canceled in exchange for a payment having a value equal to the excess, if any, of (a) the product of the Change of Control Price multiplied by the aggregate number of shares covered by all such Options immediately prior to the Change of Control over (b) the aggregate Option Price for all such shares, to be paid as soon as reasonably practicable, but in no event later than 30 days following the Change of Control.

(d) Notwithstanding Sections 8(a) through 8(c), the Committee may, in its discretion, terminate any outstanding Options if either (i) the Company provides holders of such Options with reasonable advance notice to exercise their outstanding and unexercised Options, or (ii) the Board reasonably determines that the Change of Control Price is equal to or less than the Option Price for such Options.

9. Manner of Exercise. Vested Options shall be exercised pursuant to this Section 9.

(a) Subject to such reasonable administrative regulations as the Committee may adopt from time to time, the exercise of vested Options by the Recipient shall be pursuant to procedures established by the Company from time to time and shall include the Recipient specifying the proposed date on which the Recipient desires to exercise a vested Option (the “Exercise Date”), the number of whole shares with respect to which the vested Options are being exercised (the “Exercise Shares”) and the aggregate Option Price for such Exercise Shares (the “Exercise Price”), or such other or different requirements as may be specified by the Company. Unless otherwise determined by the Committee, (i) on or before the Exercise Date the Recipient shall deliver to the Company full payment for the Exercise Shares in United States dollars in cash or cash equivalents satisfactory to the Company, in an amount equal to the Exercise Price, or tendering shares of previously acquired Mature Common Stock having a fair market value at the time of exercise equal to the Exercise Price plus (if applicable) any required withholding taxes or other similar taxes, charges or fees, or, pursuant to a broker-assisted exercise program established by the Company, the Recipient may exercise vested Options by an exercise and sell procedure (cashless exercise) in which the Exercise Price (together with any required withholding taxes or other similar taxes, charges or fees) is deducted from the proceeds of the exercise of an Option, or in such other method permitted under the Plan, and (ii) the Company shall register the issuance of the Exercise Shares on its records (or direct such issuance to be registered by the Company’s transfer agent). The Company may require the Recipient to furnish or execute such other documents as the Company shall reasonably deem necessary (i) to evidence such exercise or (ii) to comply with or satisfy the requirements of the Securities Act of 1933, as amended, applicable state or non-U.S. securities laws or any other law.

(b) Notwithstanding any other provision of this Agreement, the Options may not be exercised in whole or in part, (i) (A) unless all requisite approvals and consents of any governmental authority of any kind shall have been secured, (B) unless the purchase of the Exercise Shares shall be exempt from registration under applicable U.S. federal and state securities laws, and applicable non-U.S. securities laws, or the Exercise Shares shall have been registered under such laws, and (C) unless all applicable U.S. federal, state and local and non-U.S. tax withholding requirements shall have been satisfied or (ii) if such exercise would result in a violation of the terms or provisions of or a default or an event of default under, any of the financing or credit agreements of the Company or any Subsidiary. The Company shall use its commercially reasonable efforts to obtain any consents or approvals referred to in clause (i) (A) of the preceding sentence, but shall otherwise have no obligations to take any steps to prevent or remove any impediment to exercise described in such sentence.

(c) The shares of Common Stock issued upon exercise of the Options shall be registered in the Recipient’s name, or, if applicable, in the names of the Recipient’s heirs or estate. In the Company’s discretion, such shares may be issued either in certificated form or in uncertificated, book entry form. The certificate or book entry account shall bear such restrictive legends or restrictions as the Company, in its sole discretion, shall require. If delivered in certificate form, the Company may deliver a share certificate to the Recipient, or deliver shares electronically or in certificate form to the Recipient’s designated broker on the Recipient’s behalf. If the Recipient is deceased (or subject to Disability and if necessary) at the time that a delivery of share certificates is to be made, the certificates shall be delivered to the Recipient’s estate, executor, administrator, legally authorized guardian or personal representative (as applicable).

(d) The Company may postpone the issuance and delivery of any shares of Common Stock provided for under this Agreement for so long as the Company determines to be necessary or advisable to satisfy the following: (1) the completion or amendment of any registration of such shares or satisfaction of any exemption from registration under any securities law, rule, or regulation; (2) compliance with any requests for representations; and (3) receipt of proof satisfactory to the Company that a person seeking such shares on the behalf of the Recipient upon the Recipient’s Disability (if necessary), or upon the Recipient’s estate’s behalf after the death of the Recipient, is appropriately authorized.

(e) Notwithstanding anything in this Agreement to the contrary, the unvested Options shall expire and be forfeited upon the Recipient’s termination of Service; provided, however that to the extent that the Options are vested and exercisable at the time of the Recipient’s termination of Service, or become vested and exercisable upon such termination pursuant to Section 5 herein, the vested Options shall expire and be forfeited at such time as follows:

(i) Death; Disability. Three years (but in no event later than the Stated Expiration Date) following the Recipient’s termination of Service due to death or Disability.

(ii) Divestiture. One year (but in no event later than the Stated Expiration Date) following the Recipient’s termination of Service due to divestiture or sale of a division or a Subsidiary (other than a spin-off or reverse spin-off of the Company) with which the Recipient was employed.

(iii) Retirement. Recipient may exercise the Options for the remaining Option term (through Stated Expiration Date) following the Recipient’s termination of Service due to Retirement.

(iv) Termination without Cause following Change of Control. Two years (but in no event later than the Stated Expiration Date) following the Recipient’s termination of Service without Cause within two years following a Change of Control.

(v) Other than Death; Disability; Retirement; Change of Control Termination; Divestiture. Ninety days (but in no event later than the Stated Expiration Date) following the Recipient’s termination of Service any reason (other than those set forth in clauses (i)-(iv) above).

10. Adjustment in Capitalization. In the event of any change in the Common Stock of the Company through stock dividends or stock splits, a corporate spin-off, reverse spin-off, split-off or split-up, extraordinary cash dividend or other distribution of assets by the Company, or recapitalization, merger, consolidation, exchange of shares, or a similar event, the number of Options subject to this Agreement shall be equitably adjusted by the Committee to preserve the intrinsic value of any Awards granted under the Plan. Such mandatory adjustment may include a change in any or all of the number and kind of shares of Common Stock or other equity interests underlying the Options, and/or if reasonably determined in good faith by the Committee prior to such adjustment event, that the Options (in whole or in part) shall be replaced by Alternative Awards meeting the requirements set forth in Section 13.5 of the Plan. In addition, the Committee may make provisions for a cash payment to a Recipient in such event. The number of shares of Common Stock or other equity interests underlying the Options shall be rounded to the nearest whole number. Any such adjustment shall not result in adverse tax consequences to the Recipient under Code Section 409A.

11. Tax Withholding. Regardless of any action the Company, any Subsidiary of the Company, or the Recipient’s employer takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding (“Tax”) that the Recipient is required to bear pursuant to all applicable laws upon the vesting or exercise of the Options, the Recipient hereby acknowledges and agrees that the ultimate liability for all Tax is and remains the responsibility of the Recipient.

Prior to receipt of any shares of Common Stock that correspond to exercised Options, the Recipient shall pay or make adequate arrangements satisfactory to the Company and/or any Subsidiary of the Company to satisfy all withholding and payment obligations of the Company and/or any Subsidiary of the Company. In this regard, the Recipient authorizes the Company and/or any Subsidiary of the Company to withhold all applicable Tax legally payable by the Recipient from the Recipient’s wages or other cash compensation paid to the Recipient by the Company and/or any Subsidiary of the Company or from the proceeds of the sale of shares of Common Stock. Alternatively, or in addition, the Company may sell or arrange for the sale of Common Stock that the Recipient is due to acquire to satisfy the withholding obligation for Tax and/or withhold any Common Stock necessary to satisfy the withholding amount (not to exceed maximum statutory rates). Finally, the Recipient agrees to pay the Company or any Subsidiary of the Company any amount of any Tax that the Company or any Subsidiary of the Company may be required to withhold as a result of the Recipient’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to deliver Common Stock if the Recipient fails to comply with its obligations in connection with the tax as described in this section.

The Company advises the Recipient to consult a lawyer or accountant with respect to the tax consequences for the Recipient under the Plan.

The Company and/or any Subsidiary of the Company: (a) make no representations or undertakings regarding the tax treatment in connection with the Plan; and (b) do not commit to structure the Plan to reduce or eliminate the Recipient’s liability for Tax.

12. Securities Laws. This Award is a private offer that may be accepted only by a Recipient who is an employee of a Subsidiary of the Company and who satisfies the eligibility requirements outlined in the Plan and the Committee’s administrative procedures. This Award may not be registered with the body responsible for regulating offers of securities in the Recipient’s country. The future value of Common Stock acquired under the Plan is unknown and could increase or decrease.

Neither the Plan nor any offering materials related to the Plan may be distributed to the public. The Common Stock should be resold only on the New York Stock Exchange and should not be resold to the public except in full compliance with all applicable securities laws.

If a Registration Statement under the Securities Act of 1933, as amended, is not in effect with respect to the shares of Common Stock to be issued pursuant to this Agreement, the Recipient hereby represents that the Recipient is acquiring the shares of Common Stock for investment and with no present intention of selling or transferring them and that the Recipient shall not sell or otherwise transfer the shares except in compliance with all applicable securities laws and requirements of any stock exchange on which the shares of Common Stock may then be listed.

13. No Employment or Compensation Rights. This Section applies whether or not the Company has full discretion in the operation of the Plan, and whether or not the Company could be regarded as being subject to any legal obligations in the operation of the Plan. It also applies both during and after the period that the Recipient is providing Services, whether the termination of a Recipient’s Service is lawful or unlawful.

Nothing in the rules, the operation of the Plan or this Agreement forms part of the contract of employment or employment relationship between a Recipient and the Company or any Subsidiary of the Company. The rights and obligations arising from the employment relationship between the Recipient and the Company or one of its Subsidiaries are separate from, and are not affected by, the Plan. This Agreement shall not confer upon the Recipient any right to continue to provide Services, nor shall this Agreement interfere in any way with the Company’s or its Subsidiaries’ right to terminate Recipient’s Service at any time.

The grant of rights on a particular basis in any year does not create any right to or expectation of the grant of rights on the same basis, or at all, in any future year.

No employee is entitled to participate in the Plan, or to be considered for participation in the Plan, at a particular level or at all. Participation in any operation of the Plan does not imply any right to participate, or to be considered for participation, in any later operation of the Plan.

Without prejudice to a Recipient’s rights under the Plan, subject to and in accordance with the express terms of the applicable rules, no Recipient has any rights in respect of the Company’s exercise or omission to exercise any discretion, or making or omission to make any decision, relating to the right. Any and all discretion, decisions or omissions relating to the right may operate to the disadvantage of the Recipient, even if this could be regarded as capricious or unreasonable or could be regarded as a breach of any implied term between the Recipient and the Recipient’s employer, including any implied duty of trust and confidence. Any such implied term is hereby excluded and overridden.

No employee has any right to compensation for any loss in relation to the Plan, including:

•	any loss or reduction of any rights or expectations under the Plan in any circumstances or for any reason (including lawful or unlawful termination of Service);

•	any exercise of discretion or a decision taken in relation to the Plan, or any failure to exercise discretion or make a decision; or

•	the operation, suspension, termination or amendment of the Plan.

The Options granted pursuant to this Agreement do not constitute part of the Recipient’s wages or remuneration or count as pay or remuneration for pension or other purposes. If the Recipient experiences a termination of Service, in no circumstances shall the Recipient be entitled to any compensation for any loss of any right or benefit or any prospective right or benefit under the Plan or this Agreement that the Recipient might otherwise have enjoyed had such Service continued, whether such compensation is claimed by way of damages for wrongful dismissal, breach of contract or otherwise.

Participation in the Plan is permitted only on the basis that the Recipient accepts all of the terms and conditions of the Plan and this Agreement, as well as the administrative rules established by the Committee. By participating in the Plan, a Recipient waives all rights under the Plan to the fullest extent permitted by applicable laws, other than the rights subject to and in accordance with the express terms of the applicable rules, in consideration for, and as a condition of, the grant of rights under the Plan. Neither this Agreement nor the Plan confers on the Recipient any legal or equitable rights (other than those related to the Award) against the Company or any Subsidiary of the Company or directly or indirectly gives rise to any cause of action in law or in equity against the Company or any Subsidiary of the Company.

Nothing in this Plan confers any benefit, right or expectation on a person who is not a Recipient.

14. Data Privacy. The Recipient understands that the Company, with its headquarters located at 6325 Ardrey Kell Road Suite 400, Charlotte, North Carolina, USA 28277, shall act as the data controller with regard to the processing of the Recipient’s personal data for the purpose of implementing the Plan and may be directly contacted at this address and/or by email at Privacy@spx.com and telephone at 980-474-3700.

The Recipient understands that the Recipient’s employer and any of its affiliates may hold certain personal information about him or her, including the Recipient’s name, date of birth, date of hire, home and business addresses and telephone numbers, e-mail address, business group/segment, employment status, account identification, and details of all rights and other entitlement to shares or units awarded, cancelled, purchased, vested, unvested or outstanding in the Recipient’s favor pursuant to this Agreement, for the purpose of managing and administering the Plan (“Data”). The Recipient’s employer may communicate the Data to the Company for the purpose of the Plan.

The Recipient understands that the collection, storage, use and processing, in electronic or other form, of his or her Data is necessary for the exclusive purpose of implementing, administering and managing the Recipient’s participation in the Plan.

The Data may be made available to the authorized personnel of the Company and its affiliate, and to a broker or other third party with whom shares acquired pursuant to the Plan may be deposited, as well as to government and other regulatory authorities for the purpose of complying with their legal obligations in connection with the Plan.

As such, the Recipient further understands that the Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Recipient’s country or elsewhere, including outside the European Economic Area, and that the Recipient’s country may have less adequate data privacy laws and protections than the Recipient’s country. The Company has entered into contractual arrangements to ensure the same safeguards for the Data as required under European Union Law. A third party to whom the Data may be passed is Fidelity Investments and its affiliates.

The Recipient may request at any time and without cost:

•	a list with the names and addresses of any potential recipients of the Data;

•	access to and access the Data relating to the Recipient;

•	any additional information about the storage and processing of the Data.

The Recipient may exercise the above-mentioned rights by contacting the Recipient’s local human resources representative or the Company’s local data privacy administrator at Privacy@spx.com.

In addition, the Recipient may also object, on grounds relating to his or her particular situation, at any time to the processing of the Data, in which case, the Company shall no longer process the Data relating to the Recipient until the Company demonstrates compelling legitimate grounds for the processing. The Recipient understands, however, that objecting to the processing of the Data, although it shall not have any negative effect on the Recipient’s employment, may affect the Recipient’s ability to participate in the Plan. For more information on the consequences of such objection, the Recipient may contact the Company’s local data privacy administrator.

The Recipient understands that Data shall be held only as long as necessary to implement, administer and manage the Recipient’s participation in the Plan.

In any case, the Recipient has the right to lodge a complaint with the relevant local supervisory authority.

15. Exemption from Code Section 409A. Notwithstanding any provision of the Plan or this Agreement to the contrary, the Award is intended to be exempt from Code Section 409A. The Plan and the Agreement shall be construed and interpreted in accordance with such intent. References in the Plan and this Agreement to “termination of Service” and similar terms shall mean a “separation from service” within the meaning of that term under Code Section 409A.

16. No Fractional Shares. No fractional shares of Common Stock shall be issued or delivered under this Agreement. The Committee shall determine whether cash or other property shall be issued or paid in lieu of such fractional shares of Common Stock or whether such fractional shares of Common Stock or any rights thereto shall be forfeited or otherwise eliminated.

17. Amendment. The Board may at any time amend, modify or terminate the Plan and this Agreement; provided, however, that no such action of the Board shall adversely affect the Recipient’s rights under this Agreement without the consent of the Recipient. The Board or the Committee, to the extent it deems necessary or advisable in its sole discretion, reserves the right, but shall not be required, to unilaterally amend or modify this Agreement so that the Award qualifies for exemption from or complies with Code Section 409A; provided, however, that the Board, the Committee and the Company make no representations that the Award shall be exempt from or comply with Code Section 409A and make no undertaking to preclude Code Section 409A from applying to the Award.

18. Plan Terms and Committee Authority. This Agreement and the rights of the Recipient hereunder are subject to all of the terms and conditions of the Plan, as it may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan. It is expressly understood that the Committee is authorized to administer, construe and make all determinations necessary or appropriate for the administration of the Plan and this Agreement, all of which shall be binding upon the Recipient. Any inconsistency between this Agreement and the Plan shall be resolved in favor of the Plan. The Recipient hereby acknowledges receipt of a copy of the Plan and this Agreement.

19. Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable in any jurisdiction, or as to any person, or would disqualify the Plan or the Agreement under any law deemed applicable by the Board, such provision shall be construed or deemed amended to conform to applicable laws, or, if it cannot be so construed or deemed amended without, in the Board’s determination, materially altering the intent of the Plan or the Agreement, such provision shall be stricken as to such jurisdiction or person, and the remainder of the Agreement shall remain in full force and effect.

20. Governing Law and Jurisdiction. The Plan and this Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, United States of America. The jurisdiction and venue for any disputes arising under, or any action brought to enforce (or otherwise relating to), the Plan shall be exclusively in the courts in the State of North Carolina, County of Mecklenburg, United States of America, including the Federal Courts located therein (should Federal jurisdiction exist). As consideration for and by accepting the Award, the Recipient agrees that the Governing Law and Jurisdiction provisions of this Section 21 shall supersede any Governing Law or similar provisions contained or referenced in any prior equity awards made by the Company or a predecessor of the Company to the Recipient, and, accordingly, such prior equity awards shall become subject to the terms and conditions of the Governing Law and Jurisdiction provisions of this Section 21.

21. Successors. All obligations of the Company under this Agreement shall be binding on any successor to the Company, whether the existence of the successor results from a direct or indirect purchase of all or substantially all of the business or assets of the Company or both, or a merger, spin-off, consolidation or otherwise.

22. Compensation Recovery. This Award shall be subject to any compensation recovery policy adopted by the Company, including any policy required to comply with applicable law or listing standards, as such policy may be amended from time to time in the sole discretion of the Company. As consideration for and by accepting the Award, the Recipient agrees that all prior equity awards made by the Company or a predecessor of the Company to the Recipient shall become subject to the terms and conditions of the provisions of this Section 23.

23. Language. If the Recipient has received this Agreement or any other document related to the Plan translated into a language other than English and the translated version is different than the English version, the English version shall control.

24. Further Assurances. The Recipient agrees to use his or her reasonable efforts to proceed promptly with the transactions contemplated herein, to fulfill the conditions precedent for the Recipient’s benefit or to cause the same to be fulfilled and to execute such further documents and other papers and perform such further acts as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated herein.